Exhibit 10.58

MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT made as of the 1st day of March, 2011.

B E T W E E N :

XTRA-GOLD RESOURCES CORP.,
a Nevada corporation, having an office at
Suite 301 - 360 Bay Street, Toronto ON M5H 2V6

(hereinafter referred to as the “Corporation”)

OF THE SECOND PART

- and -

YVES P. CLEMENT,
c/o 2 Masalakye Street, Kwabeng, Ghana

(hereinafter referred to as the “Consultant”)

OF THE THIRD PART

WHEREAS the Corporation is engaged in the exploration of gold properties (the “Business”) and is desirous of obtaining from the Consultant geological services on the basis hereinafter provided;

AND WHEREAS the Consultant is a qualified and experienced geologist and is prepared to provide the services specified herein to the Corporation;

AND WHEREAS the Consultant was appointed Vice-President, Exploration of the Corporation on May 1, 2006 and has continued to serve in such capacity since such time;

WITNESSETH that in consideration of the covenants, agreements and warranties herein set forth and for other good and valuable consideration, the parties hereto respectively covenant and agree as follows:

1. Services to be Provided by the Consultant.

(a) The Consultant will maintain the position of Vice-President, Exploration and shall provide geological services (the “Services”) upon the various terms and conditions hereinafter set forth and as may be directed from time to time by (i) the President of the Corporation; and/or (ii) the General Manager (the “GM”) of the Corporation’s Ghanaian subsidiaries and in connection therewith the Consultant agrees to report directly to the President and/or the GM.

(b) The Consultant agrees to provide the Services primarily at the Corporation’s mineral projects situated in the Kibi Gold Belt and located in Ghana, West Africa.

2. Term. The term of this Agreement is three (3) years (the “Term”) and shall commence on March 1, 2011 (the “Commencement Date”) and end on March 1, 2014 unless terminated earlier in accordance with paragraph 5 below.

3. Compensation. The Consultant shall be compensated for his services under this Agreement on the following basis:

(a) The Consultant shall be paid a consulting fee of US$12,500.00 (the “Fees”) on a monthly basis on the last day of each month during the Term.

(b) Upon the Commencement Date, the Corporation shall grant to the Consultant 100,000 nonqualified incentive stock options (the “Options”) in the manner set forth in subparagraph (c) hereunder.

(c) With respect to the grant of the options referred to in subparagraph (b) above, among other things:

(i)	the exercise price of the Options shall be based upon the closing price of the Corporation’s common shares on the Commencement Date;

(ii)

the term of the Options (the “Option Term”) shall expire on March 1, 2014 (the “Expiry Date”); provided that this Agreement remains in force, otherwise the Options must be exercised within 90 days of the termination of this Agreement;

(iii)	the Options are to vest pro rata to the Consultant over the Option Term in accordance with the following vesting schedule:

Pro Rata Portion of Options to Vest	Vesting Period

5,000	on the 1st day of each month of the 20 months of the Option Period following the date of grant (from April 1, 2011 to November 1, 2012)

3,000 (1)	on the 1st day of the 36th month of the Option Period (March 1, 2014)

(iv)	the shares issued on exercise of the Options will be subject to any statutory regulatory hold period imposed by the applicable securities regulatory authorities; and

(v)

additional terms and conditions shall be more particularly set forth in the stock option agreement to be entered into between the Consultant and Corporation at the time of granting of the options by the board of directors of the Corporation.

(d) The Consultant shall be reimbursed for travel expenses incurred in performing his obligations under this Agreement which shall be supported by written invoices, expense reports, vouchers or other evidences of payment.

4. Place of Work and Work Schedule

(a) The Consultant shall render the Services primarily in the Republic of Ghana, or at such other place or places as may be reasonably requested by the Corporation from time to time as deemed appropriate for the performance of particular Services.

(b) The Consultant agrees to provide the equivalent of 21 days per month or in aggregate, 252 days per year of the Services for the Corporation.

5. Termination.

(a) Either party may terminate this Agreement at any time during the Term without reason or cause by providing the other party with 90 days’ written notice of such termination to the address noted on the face page of this Agreement, which notice may be waived in whole or in part by the other party.

(b) If the Corporation terminates the Consultant’s Services prior to September 30, 2012 (the “Early Termination”), then the Corporation agrees to pay the Consultant addition remuneration of CAD$10,000 per month for each additional month of Early Termination. For clarity purposes, if the Corporation terminates the Consultant’s Services on March 1, 2012, then the Corporation will pay an additional CAD$60,000.

(c) The parties hereto agree that in the event that the Corporation terminates the Consultant’s Services on or after October 1, 2012, then no additional remuneration will be owed or will be paid by the Corporation.

6. Confidential Information. The Consultant shall not at any time during the terms of this Agreement, or at any time thereafter, use or disclose proprietary information of the Corporation without the written authorization of the Corporation.

7. Governing Law. This Agreement shall be constructed and interpreted in accordance with laws of the State of Nevada and the federal laws of the United States of America applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the State of Nevada with respect to any matters arising out of this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Consultant’s Services and any and all previous arrangements, written or oral, express or implied, between the parties or on their behalf, relating to the Services are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any such agreement.

9. Severability. If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate, distinct and severable.

10. Enurement. This Agreement shall enure to the benefit of and be binding upon the Consultant and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

11. Amendment of Agreement. This Agreement may be amended only by an instrument in writing signed by all of the parties to this Agreement.

12. Assignment of Agreement. The rights of the Consultant hereunder are not assignable or otherwise transferable by the Consultant.

13. Execution of Agreement. This Agreement may be signed by the parties hereto in counterpart, each of which counterpart when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth in this Agreement. This Agreement may be executed by facsimile and such facsimile or facsimiles shall be deemed to represent the original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED	)		XTRA-GOLD RESOURCES CORP.
in the presence of	)
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	)	Per:
	)		Paul Zyla President and CEO
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Signature of Witness	)		YVES P. CLEMENT
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Print Name	)